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Exhibit 3

STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this "Agreement") is made as of January 10, 2002, by and between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("Grantee"), and INFODATA SYSTEMS, INC., a Virginia corporation ("Issuer").

        WHEREAS, Issuer and Grantee are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") providing for, among other things, the merger of a wholly owned subsidiary of Grantee with and into Issuer; and

        WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

ARTICLE I
GRANT AND EXERCISE OF OPTION

        Section 1.01.    Grant of Option.    Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase from the Issuer up to 400,000 (subject to adjustment as set forth herein) shares (the "Option Shares") of common stock, par value $.03 per share of Issuer ("Issuer Common Stock"), at a purchase price of $1.00 (subject to adjustment as set forth herein) per Option Share (the "Purchase Price").

        Section 1.02.    Exercise of Option.

        (a)  Grantee may exercise the Option, with respect to any or all of the Option Shares, at any time on or following a Purchase Event; provided, however, that except as provided in the last sentence of this Section 1.02(a), the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) the termination of the Merger Agreement pursuant to Sections 7.1(a), (b), (c), or (d) of the Merger Agreement, or (iv) 12 months after the termination of the Merger Agreement pursuant to Sections 7.1(f) or (i) of the Merger Agreement if Issuer has not executed a definitive agreement with respect to an Acquisition Transaction (as defined in the Merger Agreement); provided, further, that any purchase of Option Shares upon exercise of the Option shall be subject to there being (y) no preliminary or permanent or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares then in effect, and (z) the obtaining or making of any consents, approvals, orders, notifications or authorizations, the failure of which to have been obtained or made would have the effect of making the issuance of Option Shares illegal. For purposes of this Agreement, "Purchase Event" shall mean the earlier of (A) the termination of the Merger Agreement pursuant to Sections 7.1(e), (g), (h) or (j) thereof, or (B) the execution by the Issuer of a definitive agreement with respect to an Acquisition Transaction (as defined in the Merger Agreement) after the termination of the Merger Agreement pursuant to Sections 7.1(f) or (i) thereof. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option, and the termination of the Option shall not affect any rights hereunder that by their terms do not terminate or expire prior to or as of such termination.

        (b)  The exercise of the Option shall be effected by Grantee sending to Issuer a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") to that effect. An Exercise Notice shall specify the number of Option Shares, if any, Grantee wishes to purchase pursuant to the Option, the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined below), the denominations of the certificate or certificates evidencing the Option Shares that Grantee wishes to purchase pursuant to the Option and a date not earlier than three business days nor later than 20 business days from the Notice Date for the closing (the "Option Closing") of such purchase (the "Option Closing Date"). Any Option Closing will be at an agreed location and time on the applicable Option Closing Date or at such later date as may be necessary so as to comply with Section 1.02(a).

        (c)  At any Option Closing, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

        (d)  At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 1.02(c), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares shall be free and clear of all Liens.

        (e)  Certificates for the Option Shares delivered at an Option Closing shall have typed or printed thereon a restrictive legend, which will read substantially as follows:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

It is understood and agreed that the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares may be sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ISSUER

Issuer hereby represents and warrants to Grantee as follows:

        Section 2.01    Authorized Stock.    Issuer has taken all necessary corporate and other action to authorize and reserve and permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock sufficient for Grantee to exercise the Option in full, and Issuer shall take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to this Agreement upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Article IV, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens, including any preemptive rights of any shareholder of Issuer.

        Section 2.02    Authorization.    The execution, delivery and performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Issuer's corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding obligation of Issuer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GRANTEE

Grantee hereby represents and warrants to Issuer as follows:

        Section 3.01    Disposition of Shares.    Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

        Section 3.02.    Authorization.    The execution, delivery and performance by Grantee of this Agreement and the consummation of the transaction contemplated hereby (i) are within Grantee's corporate powers and (ii) have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Grantee and constitutes a valid and binding obligation of Grantee.

ARTICLE IV
ADJUSTMENTS; REGISTRATION RIGHTS

        Section 4.01.    Adjustments Upon Changes in Capitalization.

        (a)  In the event of any change in Issuer Common Stock by reason of a stock issuance, stock dividend, split-up, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b)  Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer executes an agreement (i) to consolidate with or merge into any Person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or of any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all its assets to any person, other than Grantee or one of its subsidiaries, then, in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of stock or other securities or cash or other property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments. Issuer shall take all necessary steps in connection with such consolidation, merger, liquidation or other such transaction to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

        (c)  If, at any time during the period of exercisability of the Option in accordance with Section 1.02, Issuer shall execute a definitive agreement with respect to an Acquisition Transaction (as defined in the Merger Agreement), Grantee may send to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 4.01(c). Issuer shall, after receipt of such Exercise Notice and subject to the other terms of this Agreement, pay to Grantee, upon the closing of the Acquisition Transaction, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to the Spread multiplied by such number of Option Shares specified in the Exercise Notice. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the highest price per share of Issuer Common Stock paid by any Person pursuant to such Acquisition Transaction as defined in the Merger Agreement (the "Alternative Purchase Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. Any cash payment made by Issuer pursuant to this Section 4.01(c) shall be referred to herein as a "Cash-Out Closing Payment." Upon exercise of its rights pursuant to this Section 4.01(c) and the receipt by Grantee of the applicable Cash-Out Closing Payment, the obligations of Issuer to deliver Option Shares pursuant to Section 1.02(d) shall be terminated with respect to the number of Option Shares for which Grantee shall have elected to be paid pursuant to its Cash-Out Right. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 4.01(a). Notwithstanding the termination of the Option, Grantee shall be entitled to exercise its rights under this Section 4.01(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

        Section 4.02    Registration Rights.    Issuer shall, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file one registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws; provided, however, that Issuer shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction. Issuer shall use reasonable best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. All expenses relating to or in connection with any registration statement prepared and filed under this Section 4.02, and any sale covered thereby, shall be at Issuer's expense. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

        Section 4.03    Piggyback Registration Rights.    If, during the time periods referred to in the first sentence of Section 4.02, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other shareholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall notify Grantee in writing not less than 10 days prior to filing such registration statement and shall allow Grantee the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect demand registration statements for Grantee under Section 4.02; provided, however, that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the managing underwriters may limit the number of shares of Issuer Common Stock held by Grantee and other selling stockholders to be included in the registration and underwriting, provided that such limitation shall apply to Grantee and the other selling stockholders pro rata. If Grantee wishes to have any portion of its Option Shares included in such registration statement, it shall advise Issuer to that effect within two business days following receipt of Issuer's notice. In connection with any registration pursuant to Sections 4.02 or 4.03, Issuer and Grantee shall enter into a customary underwriting agreement and shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

ARTICLE V
MISCELLANEOUS

        Section 5.01    Loss or Mutilation.    Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new agreement of like tenor and date. Any such new agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not this Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

        Section 5.02    Expenses.    Except as otherwise provided herein or in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

        Section 5.03    Amendment.    This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

        Section 5.04    Extension; Waiver.    Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

        Section 5.05    No Third-Party Beneficiaries.    This Agreement is not intended to confer upon any person other than the parties and their successors and permitted assigns any rights or remedies.

        Section 5.06    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY COURT LOCATED IN FAIRFAX COUNTY, VIRGINIA IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT OF THE EASTERN DISTRICT OF VIRGINIA OR ANY STATE COURT SITTING IN FAIRFAX COUNTY, VIRGINIA.

        Section 5.07    Notices.    All notices, requests, claims, demands, and other communications under this Agreement shall be given in accordance with Section 8.7 of the Merger Agreement. Issuer shall notify Grantee within five (5) business days upon executing a definitive agreement with respect to an Acquisition Transaction (as defined in the Merger Agreement).

        Section 5.08    Assignment.    Neither this Agreement nor the Option nor any of the rights, interests, or obligations under this Agreement or the Option may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that (i) Grantee may assign all of its rights under Section 4.02 or Section 4.03 to any person who acquires from Grantee any Option Shares, and (ii) Grantee may assign any of its rights, interests, or obligations under this Agreement or the Option to a wholly-owned subsidiary of Grantee, in each case, without the prior written consent of Issuer. Any assignment or delegation in violation of the preceding sentence shall be void. Subject to the first and second sentences of this Section 5.08, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 5.09    Further Assurances.    In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

        Section 5.10.    Descriptive Headings.    The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 5.11.    Counterparts.    This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. This Agreement shall not be effective as to any party hereto until such time as this Agreement or a counterpart thereof has been executed and delivered by each party hereto.

        Section 5.12.    Definitions.    Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        Section 5.13.    Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        IN WITNESS WHEREOF, Issuer and Grantee have duly executed this Agreement, as of the day and year first written above.

INFODATA SYSTEMS, INC., Issuer
By:	Name: Title:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, Grantee
By:	Name: Title:

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  Exhibit 3
STOCK OPTION AGREEMENT
ARTICLE I GRANT AND EXERCISE OF OPTION
ARTICLE II REPRESENTATIONS AND WARRANTIES OF ISSUER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GRANTEE
ARTICLE IV ADJUSTMENTS; REGISTRATION RIGHTS
ARTICLE V MISCELLANEOUS